EXHIBIT 15.1

CONSENT OF INVESTMENT ADVISOR

We hereby consent to the reference to our firm and valuation model in this Annual Report on Form 20-F of MIND C.T.I. Ltd. for the year ended December 31, 2010 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117054, No. 333-100804 and No. 333-54632) filed by MIND C.T.I. Ltd.

105 W. Madison, Suite 1500
Chicago, IL 60602	/s/ Houlihan Smith & Company
June 09, 2011	Investment Advisors